Exhibit 2.9

ASSIGNMENT AND ASSUMPTION AGREEMENT
RELATING TO STOCK PURCHASE AGREEMENT

This Assignment and Assumption Agreement Relating to Stock Purchase Agreement (this “Agreement”) is made as of the 29th day of November, 2007 (“Effective Date”) by and between Constellation Brands, Inc., a Delaware corporation (“CBI”) and Constellation Wines U.S., Inc., a New York corporation (“CWUS”) with respect to that certain Stock Purchase Agreement (the “Purchase Agreement”) dated as of November 9, 2007, by and between CBI and Beam Global Spirits & Wine, Inc., a Delaware corporation (“Beam”).  This Agreement is being executed pursuant to Section 11.4 of the Purchase Agreement.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CBI and CWUS agree as follows:

CBI hereby assigns, transfers and conveys to CWUS, effective as of the Effective Date, all of CBI’s right, title, and interest in and to the Purchase Agreement.

Effective as of the Effective Date, CWUS hereby assumes and agrees to observe and perform all of the obligations and duties of CBI under the Purchase Agreement.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, CBI and CWUS have caused this Agreement to be executed and delivered as of the Effective Date.

CONSTELLATION BRANDS, INC.

By:	/s/ F. Paul Hetterich
Name:	F. Paul Hetterich
Title:	Executive Vice President, Business Development

CONSTELLATION WINES U.S., INC.

By:	/s/ Ronald C. Fondiller
Name:	Ronald C. Fondiller
Title:	Senior Vice President